Exhibit 3.1

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
FOCUS FINANCIAL PARTNERS INC.

Focus Financial Partners Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.                                      The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on [•], 2018.

2.                                      This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), which restates and amends the Original Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL.

3.                                      The Original Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST:  The name of the Corporation is Focus Financial Partners Inc.

SECOND:  The address of its registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

FOURTH:  The total number of shares of stock that the Corporation shall have the authority to issue is 1,500,000,000 shares of stock, classified as (i) 500,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), (ii) 500,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and (iii) 500,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

1.                                      Provisions Relating to Preferred Stock.

(a)                                 Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).

(b)                                 Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designation and the powers, preferences, privileges, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(i)                                     whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock;

(ii)                                  the number of shares to constitute the class or series and the designations thereof;

(iii)                               the powers, preferences, privileges and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(iv)                              whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v)                                 whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi)                              the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii)                           the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii)                        whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series, of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix)                              such other powers, privileges, preferences, rights, qualifications, limitations and restrictions with respect to any series as may to the Board seem advisable.

(c)                                  The shares of each series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.

2.                                      Provisions Relating to Common Stock.

(a)                                 Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect.  Common Stock shall be subject to the express terms of Preferred Stock and any series thereof.  Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.  Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(b)                                 Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c)                                  Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A

Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively). In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(d)                                 In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e)                                  Shares of Class B Common Stock shall be exchangeable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Fourth Amended and Restated Limited Liability Agreement of Focus Financial Partners, LLC dated as of [•], 2018, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of shares of Class B Common Stock upon such exchange, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such exchange shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.  All shares of Class B Common Stock exchanged shall be cancelled.

(f)                                   The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(g)                                  No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the 2019 annual meeting of stockholders (the “Class I Directors”), the initial term of office of the second class to expire at the 2020 annual meeting of stockholders (the “Class II Directors”), and the initial term of office of the third class to expire at the 2021 annual meeting of stockholders (the “Class III Directors”), with each director to hold office until his successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal.  At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal.  The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time this Amended and Restated Certificate of Incorporation becomes effective, subject to the terms of any nomination agreements between the Corporation and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms, the “Nomination Agreements”). Subject to applicable law, the rights of the holders of any series of Preferred Stock specified in the related Preferred Stock Designation and the Nomination Agreements, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his predecessor.  No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Subject to the Nomination Agreement and the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director may be removed only for cause, upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, and to the Nomination Agreements, the number of directors shall be fixed from time to time in the manner provided in the bylaws of the Corporation.  Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.  There shall be no cumulative voting in the election of directors.

SIXTH:  Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders; provided that for so long as Kohlberg Kravis Roberts & Co. L.P. (“KKR”), Stone Point Capital LLC (“Stone Point”) and any investment funds or entities controlled or advised by KKR or Stone Point (collectively, the “Sponsor Entities”) collectively own at least 25% of the outstanding Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

SEVENTH:  Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board or the Board; provided that for so long as the Sponsor Entities collectively own at least 25% of the outstanding Common Stock, at the request of the holders of a majority of the shares of Common Stock held by the Sponsor Entities, the Board shall call a special meeting of stockholders of the Corporation.  Subject to the rights of holders of any series of Preferred Stock and the preceding proviso, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

EIGHTH:  In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation without any action on the part of the stockholders of the Corporation; provided that any bylaw, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation by the vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.  No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

NINTH:  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists.  In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee, agent or trustee of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee, agent or trustee at the request of the Corporation or any predecessor to the Corporation.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

TENTH:  The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

1.                                      Provisions Relating to Business Combination.

Notwithstanding the foregoing, at any point in time at which any class of the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)                                 prior to such time the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b)                                 upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder (as defined below) owned (as defined below) at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons (as defined below) who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)                                  at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

2.                                      Certain Defined Terms.

For purposes of this Article Tenth, the term:

(a)                                 “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls (as defined below), or is controlled by, or is under common control with, another person.

(b)                                 “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)                                  “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)                                     any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 1 of this Article Tenth is not applicable to the surviving entity;

(ii)                                  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)                               any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under sub-clauses (C)-(E) of this clause (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)                              any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)                                 any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)                                 “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)                                  “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include or be deemed to include, in any case, (A) Trident (as defined below), any Trident Transferee (as defined below) or any of their respective affiliates or successors, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided further, that each such person referred to under the foregoing sub-clauses (A)-(B) shall be an interested stockholder if simultaneously or thereafter such person acquires additional shares of voting stock of the Corporation and continues to satisfy the criteria in clauses (i) and (ii) of this definition at the time of such acquisition, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding anything to the contrary in this Article Tenth, any stockholder of the Corporation, with affiliate(s), associate(s), or other person(s) who may be deemed representatives of it serving as director(s) of the Corporation, shall not be deemed to own or to have acquired any shares of voting stock of the Corporation held by such other persons serving as director(s) of the Corporation to the extent such securities were issued by the Corporation to such director(s) in the ordinary course of business as compensation for their services as director(s) of the Corporation.

(f)                                   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)                                     beneficially owns such stock, directly or indirectly;

(ii)                                  has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)                               has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in sub-clause (B) of clause (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g)                                  “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h)                                 “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i)                                     “Trident” means, collectively, Trident FFP LP and its affiliates (other than the Corporation).

(j)                                    “Trident Transferee” means any person that: (i) acquires beneficial ownership of outstanding voting stock of the Corporation either (A) directly from Trident or any of its affiliates or successors, or (B) directly from a person described in sub-clause (A) above or from any other Trident Transferee; (ii) did not have beneficial ownership of more than 4.9% of the then outstanding voting stock of the Corporation prior to such acquisition; and (iii) is not (A) a national or global financial institution or insurance company or a regional bank that in each case derives at least 30% of its revenue from wealth management services or the sale of proprietary financial products (which for the avoidance of doubt, excludes life insurance and annuities), (B) an independent broker dealer, (C) a platform for or aggregator of registered investment advisers or broker-dealer teams, or (D) a holding company or acquisition vehicle of any entity described in the foregoing sub-clauses (A)-(C) of this clause (iii).

(k)                                 “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ELEVENTH:  The Corporation shall have the right, subject to any express provisions or restrictions contained in this Amended and Restated Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

TWELFTH:  Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation; provided that (a) a separate vote of holders of a majority of Common Stock held by the Sponsor Entities shall be required to amend, alter, repeal or adopt a provision of this Amended and Restated Certificate of Incorporation inconsistent with the following provisions: (i) so long as the Sponsor Entities own at least 25% of the outstanding Common Stock, the proviso in Article Sixth and the proviso in Article Seventh and (ii) so long as the Sponsor Entities own any Common Stock, Article Tenth, Article Fourteenth and this proviso in Article Twelfth, and (b) a separate vote of holders of a majority of Class B Common Stock shall be required to (i) amend, alter, repeal or adopt a provision of this Amended and Restated Certificate of Incorporation inconsistent with Section 2(e) of Article Fourth and (ii) amend, alter or repeal any other provision of Section 2 of Article Fourth that affects the holders of Class B Common Stock in a manner that is different or prejudicial relative to the holders of Class A Common Stock.

THIRTEENTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.

FOURTEENTH:

1.                                      Certain Definitions.  For purposes of this Article Fourteenth, (i)”Affiliate” of any Person shall include any principal, member, director, partner, manager, shareholder, subsidiary, officer, employee or other representative of any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person (with respect to the Sponsor-Affiliates, other than the Corporation and any entity that is controlled by the Corporation) or any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.  “Sponsor-Affiliates” shall mean KKR and Stone Point, and each of their respective Affiliates.

2.                                      Certain Activities.  In anticipation of the benefits to be derived by the Corporation through its continued contractual, corporate and business relationships with the Sponsor-Affiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor-Affiliates may serve as directors or officers of the Corporation, (ii) the Sponsor-Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Fourteenth are set forth to define the circumstances in which any duties of the Non-Employee Directors and the Sponsor-Affiliates to the Corporation or its stockholders would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor-Affiliates, the Non-Employee Directors or their respective Affiliates.

3.                                      Certain Transactions.  None of (i) any Sponsor-Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such Person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of any duty to the Corporation or its stockholders for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of the Affiliated persons has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation.  For the avoidance of doubt, subject to the Corporation’s insider trading policies, to the extent that any purchase, sale or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article Fourteenth in pursuing such purchase, sale or other transaction or in taking any other action in respect of or affecting such securities, indebtedness or other instrument.  The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 4 of this Article Fourteenth.  In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of any applicable duty to the Corporation or its stockholders for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates.  To the fullest extent permitted by law, no Identified Person can be held personally liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any of activities permitted pursuant to this Section 3 or which are stated in this Section 3 to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged in by such Identified Person.

4.                                      Usurping Certain Corporate Opportunities Are Breaches of Duty to the Corporation or its Stockholders.  The Corporation does not renounce its expectancy interest or property right in, and the provisions of Section 3 of this Article Fourteenth shall not apply to, any corporate opportunity that is (i) presented to any Non-Employee Director solely in such capacity and with respect to which no Sponsor-Affiliate of such Non-Employee Director independently receives notice or otherwise identifies such corporate opportunity, or (ii) is identified by any Non-Employee Director solely through disclosure by or on behalf of the Corporation.

5.                                      Exclusion.  In addition to and without limiting the foregoing provisions of this Article Fourteenth, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake it, or such opportunity is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or such opportunity is one in which the Corporation has no reasonable expectancy interest or property right.

6.                                      Powers of the Board.  The enumeration and definition of particular powers of the Board included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Amended and Restated Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board under the DGCL now or hereafter in force.

7.                                      Amendment of this Article.  Any amendment, repeal or modification of this Article Fourteenth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

FIFTEENTH:  If any provision of this Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this [•]th day of [•], 2018.

FOCUS FINANCIAL PARTNERS INC.

By:
Name:	Ruediger Adolf
Title:	Chief Executive Officer and Chairman

Signature Page to Amended and Restated Certificate of Incorporation